CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        UNITED DEFENSE INDUSTRIES, INC.

                  Pursuant to Section 242 of the General Corporation Law of the State of Delaware, United Defense Industries, Inc. (the "Corporation"), a Delaware corporation, hereby certifies that:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting the present Article FOURTH and inserting in lieu thereof a new Article FOURTH, as follows:

                  FOURTH: The aggregate number of all classes of shares which the Corporation shall have authority to issue is Twenty Million (20,000,000) shares of common stock, par value of $.01 per share. Immediately upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation (the "Effective Time"), each outstanding share of common stock, par value $.01 per share, of the Corporation ("Old Common Stock"), shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified into One Hundred Seventy-Three
         (173) validly issued, fully paid and nonassessable shares of common stock, par value of $.01 per share, of the Corporation ("New Common Stock"), as constituted following the Effective Time. The reclassification of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time, regardless of when the certificates representing such shares of Old Common Stock are physically surrendered to the Corporation in exchange for certificates representing shares of New Common Stock. After the Effective Time, certificates representing shares of Old Common Stock will, until such shares are surrendered to the Corporation in exchange for certificates representing shares of New Common Stock, represent the number and class of shares of New Common Stock into which such shares of Old Common Stock shall have been converted pursuant to the stock split and this amendment.

                  No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any share of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or


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         offered for sale by the Corporation; provided, however, that in connection with the issuance or sale of any such shares or securities, the Board of Directors of the Corporation may, in its sole discretion, offer such shares or securities, or any part thereof, for purchase or subscription by the holders of shares of the Corporation, except as may otherwise be provided by this Certificate of Incorporation, as amended from time to time.

                  At all times, each holder of common stock of the Corporation shall be entitled to one vote for each share of common stock held by such stockholder standing in the name of such stockholder on the books of the Corporation.

2. The Board of Directors of the Corporation, by written consent, declared the foregoing amendment advisable and referred it to the sole shareholder of the Corporation for a vote and approval; and

3. The sole shareholder of the Corporation, by written consent, has adopted and approved the foregoing amendment.


                     [THIS SPACE INTENTIONALLY LEFT BLANK]


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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate of Amendment to the Certificate of Incorporation of the Corporation to be executed in its corporate name by David V. Kolovat, its Vice President, General Counsel and Assistant Secretary on this ____ day of April, 1998.

                                       United Defense Industries, Inc.,
                                                a Delaware corporation

                                       By:___________________________________
                                                David V. Kolovat
                                                Vice President, General Counsel
                                                and Secretary